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August 7, 1996                       For more information contact:
                                     Paul Wagler, Senior Vice President, Finance
                                     Dwight Hawes, Vice President, Finance
                                     The Loewen Group Inc.
                                     Tel: (800) 347-7010

Stock Symbols:
Nasdaq:          LWNG
TSE:             LWN
ME:              LWN
(All amounts listed in U.S. dollars)


                             FOR IMMEDIATE RELEASE
                             ---------------------


                THE LOEWEN GROUP ANNOUNCES RECORD SECOND QUARTER


BURNABY, BC - Ray Loewen, chairman and chief executive officer of The Loewen Group, today announced that the Company achieved record revenue, earnings from operations and net earnings during the second quarter of 1996. In addition, the Company has completed a record level of acquisitions in the six months ended June 30, 1996.

RECORD REVENUE AND EARNINGS

"During the second quarter of 1996, revenues increased 61% to $223.2 million, up from $138.2 million for the previous year," Loewen said. "Earnings from operations also increased to a record $50.3 million, up 59% from the same period in 1995." Loewen also noted that net earnings increased to a record $19.5 million, up 59% over the second quarter of 1995.

The Loewen Group continued its cemetery division growth with cemetery revenues increasing 103% to $67.9 million in the second quarter of 1996 from $33.5 million the previous year. Gross margins for cemetery operations improved to 32.5% from 28.3% for the previous year's quarter. Funeral home revenues increased 28% to $133.7 million, up from $104.8 million in 1995. Funeral home gross margins were 40.0% for the three months ended June 30, 1996, as compared to 41.3% for the same quarter of 1995.

For the second quarter of 1996, fully diluted earnings per share increased to $0.30 per share from $0.28 per share.

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For the first six months of 1996, in comparison to the same period in 1995,
revenue increased 45% to $416.2 million from $268.3 million.   Net earnings
rose 39% to $36.7 million from $26.4 million.   Fully diluted earnings per
share decreased to $0.60 per share from $0.62 per share primarily as a result of the increased number of Common shares outstanding and the Series C preferred share dividend.


1996 ACQUISITION PROGRAM

To date in 1996, the Company has acquired 96 funeral homes, 74 cemeteries and two insurance companies with an aggregate purchase price of approximately $394 million. In addition, the Company presently has signed agreements for the acquisition of 63 additional funeral homes and 55 additional cemeteries for an estimated aggregate purchase price of $200 million.

Acquisitions in 1996 have included S.I. Acquisition Associates L.P., with its 15 funeral homes, two cemeteries and two insurance companies. These operations will provide the Company with a significant presence in Louisiana.

"The key to our success and credibility is the quality of our service to families on the local level while maintaining our succession planning commitments to new affiliates and responsibility to the financial community," said Ray Loewen.

INVESTMENT IN PRIME SUCCESSION

In a press release date June 17, 1996, The Loewen Group announced the formation of a corporate venture with Blackstone Capital Partners to acquire Prime Succession Inc., the largest privately-held funeral home operator in North America with 146 funeral homes and 16 cemeteries.

"Prime Succession Inc. is an outstanding strategic investment", said Ray Loewen. "It provides The Loewen Group with an option to acquire the full outstanding interest in five to six years and allows Loewen to maintain its focus on the tremendous quality succession planning opportunities available today."


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With corporate offices in Burnaby, British Columbia, Cincinnati and
Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The Company employs approximately 12,000 people and owns and operates 909 funeral homes and 253 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.




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